UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2018

Pyxus International, Inc.

(Exact name of Registrant, as specified in its charter)

Virginia	001-13684	54-1746567
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

8001 Aerial Center Parkway

Morrisville, North Carolina 27560-8417

(Address of principal executive offices, including zip code)

(919) 379-4300

(Registrant’s telephone number, including area code)

Alliance One International, Inc.

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 2.05	Costs Associated With Exit or Disposal Activities

This Amendment on Form 8-K/A (the “Amendment”) amends the Current Report on Form 8-K filed on November 7, 2018 (the “Prior Report”) by Pyxus International, Inc. (the “Company”) with respect to the cost-saving and restructuring initiative to consolidate the Company’s U.S. green tobacco processing operations into its Wilson, North Carolina facility and repurpose its Farmville, North Carolina facility for storage and special projects. At the time of the filing of the Prior Report, the Company was unable to estimate the total amount or range of amounts expected to be incurred in connection with this initiative, as well as an estimate of amounts for each major category of costs and an estimate of the amount that will result in future cash expenditures. The Company made a determination of such information on January 11, 2019, and this Amendment is being filed to report such information.

The Company expects that the total restructuring expenses related to the initiative to be approximately $2.7 million, composed of impairment of fixed assets of approximately $0.5 million and direct cash expense for severance of approximately $2.2 million. The severance expense will result in future cash expenditures, of which approximately $0.9 million are expected to be incurred during the remainder of the fiscal year ending March 31, 2019 and $1.3 million during the fiscal year ending March 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 17, 2019

PYXUS INTERNATIONAL, INC.

By:	/s/ William L. O’Quinn, Jr.
William L. O’Quinn, Jr.
Senior Vice President – Chief Legal
Officer and Secretary

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